UNITED STATES
 SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K
 Current Report

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

December 12, 2006

Date of Report (Date of earliest event reported)

BB&T Corporation
 (Exact name of registrant as specified in its charter)

Commission file number : 1-10853

North Carolina	56-0939887
(State of incorporation)	(I.R.S. Employer Identification No.)

200 West Second Street
Winston-Salem, North Carolina	27101
(Address of principal executive offices)	(Zip Code)

(336) 733-2000
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02   Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

          On December 12, 2006, the Board of Directors of BB&T Corporation entered into amended and restated employment agreements with John A. Allison IV, Chief Executive Officer of BB&T Corporation and Branch Banking and Trust Company, Kelly S. King, Chief Operating Officer of BB&T Corporation and Branch Banking and Trust Company and W. Kendall Chalk, Senior Executive Vice President of BB&T Corporation and Branch Banking and Trust Company. The amended and restated employment agreements are effective as of December 31, 2006.

          The amended and restated employment agreements with each of the executive officers noted above supersede the terms and conditions of existing employment agreements, and contain the following material changes to the prior employment agreements with each of the executive officers:

           1.      Term. The amended and restated employment agreements provide for a thirty-six month term, which will extend automatically for additional one-month periods on the first day of each month commencing February 1, 2007 until age 65 or unless sooner terminated in accordance with the terms of each agreement. Each executive officer’s prior employment agreement was for a five-year term with automatic monthly extensions until age sixty-five or unless sooner terminated in accordance with the terms of such agreement.

          2.      Termination Compensation. The amended and restated employment agreements reduce the maximum payment period of Termination Compensation from sixty months (under the prior employment agreement) to thirty-six months if the executive officer is terminated without Just Cause or if there is a Good Reason Termination. In addition, if the executive officer is terminated for any reason other than Just Cause or death within the twelve month period following a Change of Control (or, if later, within ninety days after a MOE Revocation), his Termination Compensation (based upon thirty-six months) will be paid to him in a lump sum payment within thirty days of his termination date, instead of the previous employment agreement’s monthly payments until the earlier of his attainment of age sixty-five or the expiration of sixty months.

           3.       Elimination of Enhanced SERP Benefits. Each executive officer’s prior employment agreement contained provisions for service and compensation crediting for calculating the executive officer’s benefits under the BB&T Corporation Non-Qualified Defined Benefit Plan (“SERP”) during any period that he received Termination Compensation. The amended and restated employment agreements eliminate such enhanced SERP benefits.

           4.       Elimination of Gross-Up payment. Each executive officer’s prior employment agreement entitled him to a gross-up payment in the event any amount paid or distributed to him constituted a parachute payment under Internal Revenue Code Section 280G. Each executive officer’s amended and restated employment agreement eliminates the employer’s gross-up payment obligation to the executive officer in its entirety, thereby making the executive officer solely responsible for the payment of any and all excise taxes with respect to any future parachute payments.

           5.       Enhanced Executive Covenants. Each executive officer’s amended and restated employment agreement expands the prior employment agreement’s noncompetition, confidentiality, and related covenants to include covenants of noncompetition, nondisclosure of confidential information, non-disparagement, and intellectual property that are more protective of BB&T and its affiliates.

          The above summary of the material terms of each executive officer’s amended and restated employment agreement is qualified by reference to the complete text of the amended and restated employment agreements filed herewith as Exhibits 10.1, 10.2 and 10.3 and are incorporated in this Item 5.02 by reference.

ITEM 5.03   Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

           On December 12, 2006, BB&T’s Board of Directors approved an amendment to BB&T Corporation’s bylaws. A copy of the amended and restated bylaws is filed herein as Exhibit 3(ii) and incorporated by reference. The amendment is in reference to Article III, Section 7. The amendment increases the number of shares that a director must hold from 1,000 to 2,500 and increases the time period for a new director to acquire the required shares from one year to three years.

ITEM 8.01   Other Events

           On December 4, 2006, BB&T Corporation issued a press release to announce two additions to BB&T’s Executive Management team. The press release announcing the appointments is attached as Exhibit 99.1.

ITEM 9.01   Financial Statements and Exhibits

Exhibit No.	Description of Exhibit

3(ii)	Bylaws of BB&T Corporation, As Amended and Restated Effective December 12, 2006.

10.1	2006 Amended and Restated Employment Agreement for John A. Allison IV.

10.2	2006 Amended and Restated Employment Agreement for Kelly S. King.

10.3	2006 Amended and Restated Employment Agreement for W. Kendall Chalk.

99.1	Press Release: BB&T names two to its Executive Management team.

S  I  G  N  A  T  U  R  E

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                                                                BB&T CORPORATION
                                                                                (Registrant)

                                                                                By: /S/ EDWARD D. VEST

                                                                                Edward D. Vest
                                                                                Executive Vice President and Corporate Controller
                                                                                (Principal Accounting Officer)

Date:       December 18, 2006